Exhibit 10.2

FIRST AMENDMENT TO
STOCK PURCHASE AGREEMENT

        This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into and effective as of July 30, 2004 (the “Effective Date”), by and among The Jean Coutu Group (PJC) Inc., a Quebec corporation (the “Purchaser”), J. C. Penney Company, Inc., a Delaware corporation (the “Parent”), and TDI Consolidated Corporation, a Delaware corporation (the “Seller”). Purchaser, Parent and Seller are collectively referred to herein as the “Parties.”

RECITALS:

    A.        The Parties entered into that certain Stock Purchase Agreement, dated as of April 4, 2004, by and among the Parties (the “Agreement”), whereby the Seller will sell to the Purchaser the shares of certain of Seller’s subsidiaries that own and operate a chain of retail drugstores and related businesses.

    B.        The Parties mutually desire to amend the Agreement as more fully set forth in this Amendment.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     Definitions. Terms with initial capital letters used but not otherwise defined herein have the meanings ascribed to such terms in the Agreement.

2.     Escrow Closing. Section 1.5 of the Agreement is renumbered as Section 1.5(a) and a new subsection (b) and a new subsection (c) are added thereto to read in their entirety as follows:

    (b)        If Bank of America, N.A. (the “Escrow Agent”), the Purchaser, the Parent and the Seller enter into an agreement (the “Escrow Agreement”) in form and substance satisfactory to them, then notwithstanding the provisions of Section 1.5(a), the Closing shall occur in the following manner and the Closing Date shall be as specified below:

    (i)        Upon execution and delivery of the Escrow Agreement by the parties thereto (which will only occur if (i) the conditions set forth in Sections 5.1(a) and (b) and Sections 5.3(c), (d) and (e) of this Agreement have been satisfied or waived in writing, and (ii) this Agreement has not been terminated or abandoned as provided in Article VI hereof), (x) the Purchaser shall deliver the Estimated Purchase Price, as adjusted pursuant to Section 1.8 of the Agreement, and any amounts payable after the Closing pursuant to Section 1.7 of the Agreement by depositing or causing to be deposited an aggregate amount equal to the sum of the Estimated Purchase Price as so adjusted and any amounts payable pursuant to Section 1.7 into one or more accounts (the “Accounts”) maintained by it or the Collateral Agent (collectively with the Purchaser, the “Assignors”) for such purpose at the Escrow Agent and assigning or causing to be assigned, effective as of the Closing (in the case of the Estimated Purchase Price, as so adjusted) or effective immediately following the Closing (in the case of any amounts payable pursuant to Section 1.7), all of the Assignors’ rights, title and interest, including any liabilities and obligations, with respect to the Accounts and all monies and funds deposited therein to Seller free and clear of any Liens or Encumbrances, (y) the Purchaser shall make all of the other Closing deliveries specified in Section 1.6(a) of this Agreement to the Escrow Agent as provided in the Escrow Agreement and (z) the Parent and the Seller shall deliver the items specified in Sections 1.6(b)(ii) through (xii) of this Agreement to the Escrow Agent as provided in the Escrow Agreement. The foregoing deliveries are referred to as “Transfers-in-Escrow.” The documents to be delivered as provided in subclause (y) shall be placed in a box (the “Seller Box”) that is sealed in the presence of a representative (or counsel to) the Parent and the Seller and labeled for delivery to the Seller. The documents to be delivered as provided in subclause (z) shall be placed in a box (the “Purchaser Box”) that is sealed in the presence of a representative (or counsel to) the Purchaser and labeled for delivery to the Purchaser.

    (ii)        Following the Transfers-in-Escrow, (i) the conditions set forth in Article V of this Agreement will be deemed to be satisfied and (ii) each party to this Agreement will be deemed to have waived any right it may have to terminate this Agreement pursuant to Article VI hereof.

    (iii)        At 11:59 p.m. Eastern time on July 31, 2004, pursuant to the terms of the Escrow Agreement, the Accounts and all monies and funds deposited therein will be assigned automatically and without further action to the Seller, and the Escrow Agent (i) shall deliver the Seller Box to the Seller and (ii) shall deliver the Purchaser Box to the Purchaser. The foregoing assignment and deliveries by the Escrow Agent will be deemed to conclude consummation of the “Closing.”

    (iv)        Seller shall deliver the items specified in Section 1.6(b)(i) to the Purchaser c/o Fried, Frank, Harris, Shriver & Jacobson LLP as bailee and agent for the Collateral Agent. Such delivery shall be made at the offices of Jones Day, 222 East 41st Street, New York, New York 10017, at or immediately after the Seller’s receipt of the Estimated Purchase Price, as adjusted pursuant to Section 1.8 of the Agreement, and the delivery of the Seller Box and the Purchaser Box.

    (v)        The interest accrued on the Estimated Purchase Price from the Transfers-in-Escrow until 11:59 p.m. Eastern time on July 31, 2004 shall be for the account of the Purchaser, irrespective of when such interest is actually paid, and the Parent shall deliver or cause to be delivered an amount equal to such interest to the Purchaser as soon as practicable, but in any event within five business days, after the Closing Date.

    (vi)        The Closing of this Agreement shall be deemed to occur at 11:59 p.m. Eastern time on July 31, 2004. The Closing Date shall be deemed to be July 31, 2004. For the avoidance of doubt, the results of operations of the Northern Business on July 31, 2004 shall be credited to the account of the Seller and the Parent.

    (c)        If the Escrow Agreement is terminated prior to the Closing, the Closing will occur as described in Section 1.5(a) of this Agreement and the deemed satisfaction of conditions and waiver of termination rights set forth in Section 1.5(b)(ii) shall be deemed revoked.

3.     Amendment to Section 1.6(b)(v). Section 1.6(b)(v) of the Agreement is hereby amended and restated in its entirety to read as follows:

    “(v)        certificates of existence for each TDI Company and for each TDI Subsidiary from the Secretary of State of the jurisdiction in which such entity is incorporated or organized as of a date not earlier than fifteen (15) business days prior to the Closing Date and accompanied by bring down certificates from the Secretary of State of Delaware for the TDI Companies dated as of the Closing Date, unless the Secretary of State of Delaware is not open for business on the Closing Date, in which case the bring down certificates shall be dated not earlier than the second day prior to the Closing Date on which the Secretary of State of Delaware is open for business;"

4.     Amendments to Section 2.2(d)(i) of the Disclosure Schedule. Item 1(c) of Section 2.2(d)(i) of the Disclosure Schedule is hereby amended and restated in its entirety to read as follows:

      “(c) Eckerd Corporation

(i)	Authorized Capital — 1,000 shares of common stock, $.01 par value per share (ii) Issued and Outstanding Shares — 140 issued and outstanding shares of common stock (iii) Holder of Record — TDI Consolidated Corporation”

    Item 1(g)        of Section 2.2(d)(i) of the Disclosure Schedule is hereby amended and restated in its entirety to read as follows:

    “(g)        EDC Licensing, Inc.

(i)	Authorized Capital — 1,000 shares of common stock, $1.00 par value per share (ii) Issued and Outstanding Shares — 10 issued and outstanding shares of common stock (iii) Holder of Record — Eckerd Corporation”

5.     Amendment to Section 2.2(l) of the Disclosure Schedule. Section 2.2(l) of the Disclosure Schedule is hereby amended to include the following statement between “item 3” and “Equipment Leases”:

“4. The UCC-1 Financing Statements filed in connection with the J.C. Penney/GE Capital Credit Card arrangement.”

6.     Amendment to Section 8.3. Section 8.3 of the Agreement is hereby amended by adding the following definitions thereto:

“Collateral Agent” means Deutsche Bank Trust Company Americas as collateral agent for the lenders under the Credit Agreement, dated as of July 30, 2004, among the Purchaser, certain of its subsidiaries and the agents and lenders party thereto.

7.     Counterparts; Effectiveness; Third Party Beneficiaries. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

8.     Effect of Amendments. Except as expressly amended hereby, the Agreement shall remain unchanged. The Agreement, as amended hereby, shall remain in full force and effect.

9.     Captions. The captions contained in this Amendment are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

[signature page follows]

        IN WITNESS WHEREOF, the Purchaser, the Parent and the Seller have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

THE JEAN COUTU GROUP (PJC) INC.

By:/s/ Francois J. Coutu
Name: Francois J. Coutu
Title: President and Chief Executive Officer

J. C. PENNEY COMPANY, INC.

By: /s/ C. R. Lotter
Name:Charles R. Lotter
Title: Executive Vice President, Secretary and General Counsel
THE JEAN COUTU GROUP (PJC) INC.

By:/s/ Michel Coutu
Name: Michel Coutu
Title: Director and President and CEO of
The Jean Coutu Group (PJC) U.S.A. Inc.

TDI CONSOLIDATED CORPORATION

By:/s/ Sal Saggese
Name:Sal Saggese
Title:Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT]